Exhibit 3.1

AMENDMENT NO. 1
TO
THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT OF VANGUARD NATURAL RESOURCES, LLC

This Amendment No. 1 to the THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF VANGUARD NATURAL RESOURCES, LLC (the “Company”), dated as of July 31, 2013, is entered into at the direction of the Board of Directors (the “Board”) of the Company pursuant to authority granted to it in Section 11.1 of the Third Amended and Restated Limited Liability Company Agreement of the Company dated as of June 19, 2013 (the “LLC Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the LLC Agreement.

WHEREAS, Section 11.1(c)(iv) of the LLC Agreement provides that the Board may amend any provision of the LLC Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that the Board determines does not adversely affect the Members (including any particular class of Member Interests as compared to other classes of Member Interests) in any material respect; and

WHEREAS, Section 15.8 of the LLC Agreement currently provides that the LLC Agreement be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of law; and

WHEREAS, the Board desires and believes it is in the best interests of the Company to amend Section 15.8 of the LLC Agreement to also provide for a Delaware forum selection clause; and

WHEREAS, the Board has determined that the Delaware forum selection clause does not adversely affect the Members (including any particular class of Member Interests as compared to other classes of Member Interests) in any material respect in accordance with Section 11.1(c)(iv) of the LLC Agreement;

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, it is hereby agreed as follows:

1.    Amendment. The LLC Agreement is hereby amended by:

(A)    Deleting section 15.8 in its entirety and replacing it with the following:

Section 15.8    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Members and each Person holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Members or of Members of the Company, or the rights or powers of, or restrictions on, the Members or the Company), (B) brought in a derivative manner on behalf of the Company, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company or the Members, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

2. Agreement in Effect. Except as hereby amended, the LLC Agreement shall remain in full force and effect.

3. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4. Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
VANGUARD NATURAL RESOURCES, LLC

By:        /s/ Scott W. Smith
Name:    Scott W. Smith
Title:    President and Chief Executive Officer

Signature Page to Amendment No. 1 to
Third Amended and Restated Limited Liability Company Agreement